As filed with the Securities and Exchange Commission on January 2, 2002

                                                     Registration No. -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                      CALIFORNIA MICRO DEVICES CORPORATION
             (Exact name of registrant as specified in its charter)

          California                                            94-2672609
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                                215 Topaz Street
                         Milpitas, California 95035-5430
                                 (408) 263-3214
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT V. DICKINSON
                             Chief Executive Officer
                      CALIFORNIA MICRO DEVICES CORPORATION
                                215 Topaz Street
                         Milpitas, California 95035-5430
                                 (408) 263-3214
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               STEPHEN M. WURZBURG
                                  JEFFREY K. LI
                             Pillsbury Winthrop LLP
                               2550 Hanover Street
                           Palo Alto, California 94304

                              --------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                              --------------------

                                               CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                       Proposed Maximum    Proposed Maximum
             Title of Each Class of                  Amount to be     Offering Price Per  Aggregate Offering       Amount of
           Securities to be Registered                Registered           Share (1)           Price (1)       Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share...........    2,054,750 shares          $4.51           $9,266,922.50          $2,215
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on December 27, 2001.

                              --------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated January 2, 2002

PROSPECTUS

                                2,054,750 Shares

                      CALIFORNIA MICRO DEVICES CORPORATION

                                  Common Stock

                             ----------------------

         The selling stockholders identified in this prospectus may sell up to 2,054,750 shares of our common stock. They acquired these shares, or warrants to purchase the shares, from us during December, 2001. The selling stockholders may offer and sell their shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

         The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "CAMD." The last reported sale price of our common stock on the Nasdaq National Market on December 27, 2001 was $4.55 per share.

                             ----------------------

              Our address is 215 Topaz Street, Milpitas, CA 95035.
                       Our phone number is (408) 263-3214

                             ----------------------

Investing in our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 5 of this Prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                             ----------------------

                 The date of this prospectus is January 2,2002.

                                TABLE OF CONTENTS

PART I

COMPANY OVERVIEW...............................................................3
RISK FACTORS...................................................................4
PROCEEDS FROM THE OFFERING....................................................14
SELLING STOCKHOLDERS..........................................................15
PLAN OF DISTRIBUTION..........................................................17
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18
WHERE YOU CAN FIND MORE INFORMATION...........................................18
DOCUMENTS INCORPORATED BY REFERENCE...........................................18

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1
EXHIBIT INDEX...............................................................II-5
OPINION OF PILLSBURY WINTHROP LLP...............................................
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS..............................

         You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. A reference to we, us, our or CAMD in the prospectus means California Micro Devices Corporation and its subsidiaries, except where it is made clear that the term means only the parent company.

                      CALIFORNIA MICRO DEVICES CORPORATION

         We are a leading supplier of application specific integrated passive devices (ASIPs) and complementary analog semiconductors. Our products provide critical signal integrity, filtering, electro-static discharge (ESD) protection and power management solutions that enable high growth applications including PCs, wireless communication devices and consumer electronic products. A high level of functional integration, analog design competence, proprietary manufacturing processes and innovative packaging technologies allow us to offer products with superior performance, smaller size, lower power, lower total cost, and improved time-to-market compared to traditional alternatives. We focus our product development, market development and sales activities on three markets:
Computers, Mobile and Medical and Other.

         In the Computing market, our products deliver signal termination, ESD protection, electromagnetic interface (EMI) filtering and voltage regulation solutions for desktop and notebook PCs, servers, PC peripherals, game consoles, set-top boxes and embedded systems. Our ASIPs and semiconductor products offer customers lower cost of ownership for those functions because reduced part count and fewer part numbers result in procurement efficiencies, improved inventory management and increased manufacturing throughput. Other advantages include better electrical characteristics, higher reliability and faster design cycles.

         The Mobile market includes applications such as mobile telephone handsets, PDAs, portable consumer electronics, smart cards and compact flash cards. Space is critical in these applications since designers face the challenge of packing maximum functionality into the smallest form factor possible. The integration provided by our products, especially when chip scale package (CSP) packaging is used, directly addresses this need. Within this segment, our products provide critical signal termination, EMI filtering, ESD protection and power management solutions in both ASIP and semiconductor products. Additional benefits of our products include improved electrical characteristics, lower power consumption, higher reliability, lower total cost and faster time-to-market.

         The Medical and Other market includes CSP ASIP products for cardiac pacemakers and defibrillators, ASIPs for communications infrastructure applications, silicon substrates for light emitting diode (LED) lighting applications such as traffic lights, area lighting and automotive headlamps as well as other semi-custom products for military and aerospace applications.

         Our ASIP products combine thin film passive components such as resistors and capacitors with active semiconductor elements, such as diodes, on a single silicon chip. Our ASIP products solve particular design problems such high speed digital bus termination, the protection of input/output (I/O) ports from damage that can be caused by ESD and the reduction of EMI. Our ASIPs provide designers with high performance and unique functionality at a low cost. ASIP products have wide-spread applications in computer, mobile, telecommunication, networking, instrumentation and medical markets. For example, in Pentium(R) based PCs, a designer can decrease the number of required termination components from 300 discrete components to 14 of our termination networks. The Company's unique design architecture, involving the integration of thin film and CMOS processes on a single wafer, permits a high level of functional integration for its ASIP products. This level of functional integration facilitates system miniaturization and improves performance in a variety of battery operated and portable equipment. We offer these parts in high density QSOP/SOIC/SOT packages as well as state of the art CSP packaging.

         Our complementary analog semiconductors combine digital and analog functions on a single chip for the telecommunications equipment, computer motherboards and peripherals and mobile products such as mobile phone handsets, personal digital assistants (PDAs), smart cards and flash memory. These products typically involve op amps, power management ICs and higher level integrations of these products with passive components. They provide important system functionality such as power supply filtering, voltage switching and stand alone op amps for audio subsystems. We offer these products in both single voltage I/O and op amp configurations as well as integrations of multiple voltage I/O's and op amps. Standard and CSP packaging options are available.

                                  RISK FACTORS

         Investing in CAMD common stock involves a high degree of risk. You should read and consider carefully the following factors before making an investment decision.

WE HAVE INCURRED QUARTERLY LOSSES BEGINNING WITH THE QUARTER ENDED MARCH 31, 2001, AND WE MAY BE UNABLE TO EVER BECOME PROFITABLE OR SUSTAIN PROFITABILITY.

         We have experienced losses for each quarter beginning with the quarter ended March 31, 2001. For the six months ended September 30, 2001, our net loss was $12.6 million. Previously, we were also unprofitable from June 30, 1998 through September 30, 1999, although we achieved profitability for the five quarters beginning with the quarter ended December 31, 2000. We cannot assure you that we will be able to achieve future revenue levels that would result in profitability. Our accumulated deficit at March 31, 2001 was $31.3 million, and at September 30, 2001, was $43.9 million.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

         Our operating results may fluctuate significantly. Some of the factors that affect our quarterly and annual operating results, many of which are difficult to control or predict, are:

         o the reduction, rescheduling or cancellation of orders by customers;

         o fluctuations in the timing and amount of customer requests for product shipments;

         o many of our orders are quick turns so that we have no visibility or ability to space manufacturing evenly.

         o        fluctuations  in  the  manufacturing   output,   yields,   and
                  inventory levels of our suppliers;

         o        changes in the mix of products that our customers purchase;

         o        our ability to introduce new products on a timely basis;

         o        the   announcement   or   introduction   of  products  by  our
                  competitors;

         o the availability of third-party assembly capacity and raw materials;

         o        competitive pressures on selling prices;

         o        market acceptance of our products;

         o        general   conditions  in  the  computer,   telecommunications,
                  networking, and general semiconductor and passives industries; and

         o        general economic conditions.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE. THEREFORE, OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

         The markets for our products are characterized by:

         o        rapidly changing technologies;

         o        changing customer needs;

         o        frequent new product introductions and enhancements;

         o        increased integration with other functions; and

         o        rapid product obsolescence.

         To develop new products for our target markets, we must develop, gain access to, and use leading technologies in a cost-effective and timely manner, and continue to expand our technical and design expertise. In addition, we must have our products designed into our customers' future products and maintain close working relationships with key customers in order to develop new products that meet their changing needs.

         In addition, products for some applications are based on new and continually evolving industry standards. Our ability to compete will depend on our ability to identify and ensure compliance with these industry standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards.

         We may not be able to identify new product opportunities, successfully develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

OUR  FUTURE  SUCCESS  DEPENDS  IN  PART  ON THE  CONTINUED  SERVICE  OF OUR  KEY
ENGINEERING AND MANAGEMENT PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL.

         There  is  intense   competition   for   qualified   personnel  in  the
semiconductor industry, in particular for the highly skilled design, applications and test engineers involved in the development of new analog integrated circuits. Competition is especially intense in the San Francisco Bay Area, where our corporate headquarters and our Milpitas factory are located, as well as in the Tempe, Arizona area, where our other factory is located. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Any growth is expected to place increased demands on our resources and will likely require the addition of additional management and engineering personnel, and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key engineers or other key technical and management personnel, or key top management, could harm our business.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY COULD RESULT IN PRICING PRESSURES FOR OUR PRODUCTS THAT COULD LOWER OUR NET SALES AND OPERATING MARGINS AND HARM OUR PROFITABILITY.

         We are dependent on the semiconductor industry. The semiconductor industry in general has historically experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could result in pricing pressure on our products and lower demand for our products that could harm our operating margins and net sales.

WE ARE IN THE PROCESS OF OUTSOURCING OUR WAFER FABRICATION AND MAY ENCOUNTER DIFFICULTIES.

         We are in the process of outsourcing our wafer manufacturing overseas in Asia. We may encounter difficulties in this outsourcing as the third party contract manufacturers must learn how to run our processes in their facility. We have never transferred the bulk of our processes to third parties and may encounter unexpected delays or technical issues. We have taken steps to close down our Milpitas, California facility and consolidate those operations in Tempe, Arizona and it is possible that we could encounter issues in such consolidation, as well. It would be difficult if not impossible to reverse our consolidation and outsourcing. If we experience manufacturing difficulties, then we will not have product to sell to our customers.

WE DO MOST OF OUR OWN WAFER FABRICATION, ALTHOUGH WE ARE IN THE PROCESS OF OUTSOURCING MUCH OF OUR WAFER FABRICATION. WE DO NOT HAVE ALTERNATE SOURCES FOR MOST OF OUR PROCESSES.

         We operate our own semiconductor and thin film wafer manufacturing facilities in Milpitas, California and Tempe, Arizona. Much of our equipment has been utilized for a long time, and can be subject to unscheduled downtime. Other significant risks associated with our wafer manufacturing include:

         o        the  lack  of  assured  wafer  supply,   chemicals,  or  other
                  materials, and control over delivery schedules;

         o the unavailability of, or delays in obtaining access to, key process technologies;

         o the unavailability of, or delays in the ability to hire and train, sufficient manufacturing personnel;

         o        the variability in manufacturing yields and productivity; and

         o the availability of spare parts and maintenance service for aging equipment.

         We could experience a substantial delay or interruption in the shipment of our products or an increase in our costs due to many reasons, including:

         o        a sudden, unanticipated demand for our products;

         o        a   manufacturing   disruption   experienced   by  our   wafer
                  fabrication facility;

         o        errors in fabrication or defects in raw materials;

         o the time required, or the inability to identify or qualify alternative manufacturing sources for existing or new products in the case of disruption;

         o failure of our suppliers to obtain the raw materials and equipment used in the production of our integrated circuits and integrated passives; or

         o unavailability of sufficient capacity to expand chip scale production.

THE MARKETS IN WHICH WE PARTICIPATE ARE INTENSELY COMPETITIVE AND OUR PRODUCTS ARE NOT SOLD PURSUANT TO LONG-TERM CONTRACTS.

         Our target markets are intensely competitive. Our ability to compete successfully in our target markets depends on the following factors:

         o        designing new products that implement new technologies;

         o subcontracting the assembly of new products and delivering them in a timely manner;

         o        product quality and reliability;

         o        technical support and service;

         o        timely product introduction;

         o        product performance and features;

         o        price;

         o        end-user acceptance of our customers' products;

         o        compliance with evolving standards; and

         o        market acceptance of competitors' products.

         In addition, our competitors or customers may offer new products based on new technologies, industry standards or end-user or customer requirements, including products that have the potential to replace or provide lower-cost or higher-performance alternatives to our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable. In addition, our competitors and customers may introduce products that integrate the functions performed by our integrated circuits on a single integrated circuit, or combine our integrated passives onto the integrated circuit, thus eliminating the need for our products.

         Generally, our sales are not subject to long-term contracts but rather to short-term releases of customer purchase orders, most of which are cancelable on relatively short notice. The timing of these releases for production as well as custom design work is not under our control. The percentage of revenues from turns orders (orders booked and shipped in the same quarter) has ranged from 61% in the quarter ended June 30, 1999 to as low as 19% for the quarter ended March 31, 2001, making our quarterly revenue dependent on short-term orders. Because of the short life cycles involved with our customers' products, the order pattern from individual customers can be erratic with inventory accumulation and de-accumulation during phases of the life cycle for our customers' products. As a result, we may experience quarterly fluctuations in revenue and operating results and the risk of inventory write-offs, as well as the inability to fulfill certain of the demand due to having insufficient inventory on hand and at distributors to fill unexpected orders and due to the lead-time to make product being in excess of the time certain customers will wait for the product.

         Because our markets are highly fragmented, we generally encounter different competitors in our various market areas. Competitors with respect to our integrated passive products include AVX/Kyocera, Beckman Industrial Corp., Intarsia, IRC, KOA-Speer, Matsushita Electronics Components., Ltd., Murata-Erie of North America, Inc., Phillips Electronics, ROHM Co., STMicroelectronics, N.V., TDK Corp. of America and Vishay Intertechnology, Inc., N.V., Ltd. In the semiconductor area, our competitors include Cherry Semiconductor, Fairchild Semiconductor, Linear Technology, Maxim, Mitel, Motorola Semiconductor, Semtech, STMicroelectronics, N.V., Telcom Semiconductor and Texas Instruments. Many of our competitors are greater than us in size and have larger financial and other resources than we do.

IF WE ARE UNABLE TO FURTHER PENETRATE THE MARKETS FOR PERSONAL COMPUTERS, MOBILE DEVICES, TELECOMMUNICATIONS, OR NETWORKING DEVICES, OR IF THESE MARKETS FAIL TO GROW AS EXPECTED, OUR REVENUES COULD STOP GROWING AND MAY DECLINE.

         A significant portion of our revenues in recent periods has been, and is expected to continue to be, derived from sales to manufacturers of personal computer, mobile, telecommunication, and networking products. In order for us to be successful, we must continue to penetrate these markets. Furthermore, if these markets fail to grow as expected, our business could be materially harmed.

THE COMPANY MAY INVEST FURTHER MONIES IN ATTEMPTING TO COMMERCIALIZE ITS EZTERM TECHNOLOGY BUT MAY NOT REALIZE ANY RETURN IF SUCH COMMERCIALIZATION IS UNSUCCESSFUL.

         In fiscal 2001, we announced our intention to license a new patented technology to be marketed under the trademark EZTerm(TM). This technology solves transmission line termination problems through the use of a semiconductor-based solution instead of the traditional passive component approach. As a result, it can be designed directly into an Integrated Circuit (IC) without any special processing or added cost. The Company offers for sale a line of termination products using this technology, under the name "PACNLT". The Company has already been issued two patents in this area with several additional applications in process. As of the date of this registration statement we have not entered into any licensing arrangements for this technology and there is no assurance that we will do so in the future. The Company may invest further monies as it attempts to commercialize its EZTerm technology; however, there can be no assurance that the Company will ever generate significant revenues from its EZTerm technology, whether from licensing the technology or from sales of its own products embodying such technology.

WE EXPECT THAT REVENUES CURRENTLY DERIVED FROM SOME OLDER COMMUNICATIONS PRODUCTS WILL DECLINE IN FUTURE PERIODS, AND OUR BUSINESS WILL BE HARMED IF OUR OTHER PRODUCTS FAIL TO COMPENSATE FOR THIS DECLINE.

         We manufacture some older microprocessor products that are currently used in places such as India's telephone system and other telecommunications products. Most if not all other significant manufacturers of these products are no longer participating in these markets. However, these devices are not being designed into new systems, so the business has been declining and we expect that it will end in the near term. Additionally, we manufacture a family of old tone generator products, called DTMF circuits, which are used for tone recognition on analog telephone systems. As long as this communication system is in use, there will be periodic spurts of revenue from increased usage when new functions are introduced, but the long-term business trend is most likely down. If we are unable to find replacement business for this revenue, which over the past six fiscal quarters have made up approximately six percent (6%) of our revenue, our overall business will suffer.

OUR DEPENDENCE ON THIRD-PARTY SUBCONTRACTORS TO MANUFACTURE, ASSEMBLE AND TEST OUR PRODUCTS SUBJECTS US TO A NUMBER OF RISKS, INCLUDING AN INADEQUATE SUPPLY OF PRODUCTS AND HIGHER MANUFACTURING COSTS.

         We depend on independent subcontractors for the manufacture of an increasing number of our products and for the assembly and most of the testing of all of our products. As a result, we face significant risks including:

         o        reduced control over delivery schedules and quality;

         o the potential lack of adequate capacity during periods of excess industry demand;

         o        difficulties selecting and integrating new subcontractors;

         o        limited warranties on products supplied to us;

         o potential increases in prices due to capacity shortages and other factors; and

         o        potential misappropriation of our intellectual property.

         If we fail to deliver our products on time or if the costs of our products increase, then our profitability and customer relationships could be harmed.

OUR RELIANCE UPON FOREIGN SUPPLIERS EXPOSES US TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         We use manufacturing, assembly and test subcontractors in Asia, primarily in the Peoples Republic of China, Thailand and India, for most of our products. We intend to continue transferring our testing and shipping operations to foreign subcontractors. Our dependence on these subcontractors involves the following substantial risks:

         o        political and economic instability;

         o        disruption to air transportation from Asia; and

         o        changes in tax laws, tariffs and freight rates.

         These risks may lead to delayed product delivery or increased costs, which would harm our profitability and customer relationships. In addition, we maintain significant inventory of die at our foreign subcontractors that could be at risk.

         We also "drop-ship" product from these foreign subcontractors to customers. This has the effect of both saving freight charges and reducing the delivery cycle time. However, it increases our exposure to disruptions in operations not under our direct control and has required us to enhance our computer and information systems to coordinate this remote activity.

OUR DEPENDENCE ON A LIMITED NUMBER OF SUBCONTRACTORS MAY EXPOSE US TO AN INCREASED RISK OF MANUFACTURING DISRUPTION OR UNCONTROLLED PRICE CHANGES.

         Due to the volume of our products, we believe it is impractical for us to spread our use of subcontractors over more than a few suppliers without significant increases in our costs. Although to date we have not experienced any material disruptions with respect to our subcontractors, if the operations of one or more of our subcontractors should be disrupted, our business may be adversely impacted. In addition, the volatility of the semiconductor industry has occasionally resulted in shortages of subcontractor capacity and other disruption of supplies. We may not be able to find sufficient subcontractors at a reasonable price or at all if such disruptions occur.

OUR RELIANCE ON FOREIGN CUSTOMERS COULD CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

         International sales accounted for 48% of net sales for fiscal 2001, 43% for fiscal 2000, and 39% for fiscal 1999. International sales may account for an increasing portion of our revenues, which would further subject us to the following risks:

         o        changes in regulatory requirements;

         o        tariffs and other barriers;

         o        timing and availability of export licenses;

         o        political and economic instability;

         o        difficulties in accounts receivable collections;

         o difficulties in staffing and managing foreign subsidiary and branch operations;

         o        difficulties in managing distributors;

         o difficulties in obtaining governmental approvals for certain products;

         o        limited intellectual property protection;

         o        foreign currency exchange fluctuations;

         o the burden of complying with and the risk of violating a wide variety of complex foreign laws and treaties; and

         o        potentially adverse tax consequences.

         In addition, because sales of our products have been denominated to date in United States dollars, increases in the value of the united states dollar could increase the relative price of our products so that they become more expensive to customers in the local currency of a particular country. Furthermore, because some of our customer purchase orders and agreements are influenced, if not governed, by foreign laws, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded.

IF OUR DISTRIBUTORS OR SALES REPRESENTATIVES EXPERIENCE FINANCIAL DIFFICULTY OR OTHERWISE ARE UNWILLING TO PROMOTE OUR PRODUCTS, OUR BUSINESS COULD BE HARMED.

         We sell many of our products through distributors and sales representatives. Our distributors and sales representatives could reduce or discontinue sales of our products or may sell our competitor's products. They may not devote the resources necessary to sell our products in the volumes and within the time frames that we expect. In addition, we depend upon the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. These distributors and sales representatives, in turn, depend substantially on general economic conditions and conditions within the electronics industry. We believe that our success will continue to depend upon these distributors and sales representatives. If our distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business could be harmed.

MANY OF OUR PRODUCTS HAVE LONG, HIGH-RISK SALES CYCLES THAT EXPOSE US TO THE POSSIBILITY OF DELAYED RETURN, OR COMPLETE LOSS OF OUR RESEARCH AND DEVELOPMENT INVESTMENT.

         Due to the nature of our products, we not only have a long design-in cycle, but many of the design wins risk replacement with other competing components until the time the system is released to manufacturing. It typically takes us more than 12 months to realize volume shipments after we first achieve a design win with a customer. We first work with customers to achieve a design win, which may take nine months or longer. Our customers then complete the design, testing and evaluation process and begin to ramp up production, a period that typically lasts an additional three months or longer. At any point during this time, we may lose the design. As a result, a significant period of time may elapse between our research and development efforts and our realization of revenue, if any, from volume purchasing of our products by our customers.

DUE TO THE VOLATILITY OF DEMAND FOR OUR PRODUCTS, OUR INVENTORY MAY FROM TIME-TO-TIME BE IN EXCESS OF OUR NEEDS, WHICH COULD CAUSE WRITE-DOWNS OF OUR INVENTORY.

         Generally our products are sold pursuant to short-term releases of customer purchase orders and some orders must be filled on an expedited basis. In addition, many of our products are specific to individual customers. We typically plan our production and inventory levels based on internal forecasts
of  customer   demand,   which  is  highly   unpredictable   and  can  fluctuate
substantially. Therefore, we often order materials and at least partially fabricate product in anticipation of customer requirements. In order to achieve level line loading and efficiencies in manufacturing, we may also order and process materials in advance of anticipated customer demand.

         In the last two years, there has been a trend toward vendor-managed inventory among some large customers. In such situations, we do not recognize either revenue or bookings until such time as the customer withdraws inventory from stock. This imposes the burden upon us of carrying additional inventory that is on customer premises.

         We value our inventories on a part-by-part basis to appropriately consider excess inventory levels and obsolete inventory based on backlog and demand, and to consider reductions in sales price. However, due to the volatility of demand, and the fact that many of our products are specific to individual customers, backlog is subject to revisions and cancellations and anticipated demand is constantly changing, which may result in adjustments to inventory valuations in the future.

OUR BACKLOG MAY NOT RESULT IN FUTURE REVENUE.

         Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular point in time is not necessarily indicative of actual sales for any succeeding period. A reduction of backlog during any particular period, or the failure of our backlog to result in future revenue, could harm our business.

OUR OPERATING EXPENSES ARE RELATIVELY FIXED. THEREFORE, WE HAVE LIMITED ABILITY TO REDUCE EXPENSES QUICKLY IN RESPONSE TO ANY REVENUE SHORTFALLS.

         Our operating  expenses are relatively  fixed,  and therefore,  we have
limited  ability  to  reduce  expenses   quickly  in  response  to  any  revenue
shortfalls.

         Consequently, our operating results will be harmed if our revenues do not meet our projections. We may experience revenue shortfalls for the following and other reasons:

         o significant pricing pressures that occur because of declines in average selling prices over the life of a product;

         o sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers and, in turn, harm our ability to meet our sales obligations; and

         o        reduction, rescheduling, or cancellation of customer orders.

WE MAY, IN THE FUTURE, MAKE ACQUISITIONS OF OTHER COMPANIES THAT WILL INVOLVE NUMEROUS RISKS. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO ADDRESS THESE RISKS SUCCESSFULLY WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

         The risks involved with acquisitions include:

         o        diversion of management's attention;

         o        failure to retain key personnel;

         o        amortization of acquired intangible assets;

         o customer dissatisfaction or performance problems with an acquired company;

         o the cost associated with acquisitions and the integration of acquired operations; and

         o        assumption   of  known  or   unknown   liabilities   or  other
                  unanticipated events or circumstances.

         We  cannot  assure  you  that we will be able to  address  these  risks
successfully  without  substantial  expense,   delay  or  other  operational  or
financial problems.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY.

         Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, the steps we take to protect our proprietary information may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technology that is substantially similar or superior to our technology.

         More specifically, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages and may be challenged by third parties. If challenged, our patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes, or design around any patents that may be issued to us.

WE COULD BE HARMED BY LITIGATION INVOLVING PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         As a general matter, the semiconductor and related industries are characterized by substantial litigation regarding patent and other intellectual property rights. We may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business.

         Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

EARTHQUAKES, OTHER NATURAL DISASTERS, AND SHORTAGES MAY DAMAGE OUR BUSINESS.

         Our Milpitas facility, including our corporate headquarters, is located in California near major earthquake faults that have experienced earthquakes in the past. In addition, some of our suppliers are located near fault lines. In the event of a major earthquake or other natural disaster near our headquarters, our operations could be harmed. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like the one that occurred in Taiwan in September 1999, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

         Additionally, our facility in Tempe, Arizona is located in a desert region of the southwestern United States. Disruption of water supplies or other infrastructure support could limit the supply of our products and harm our business.

         We have occasionally experienced power interruptions at our Tempe facility and the risks of power shortages in California and Arizona have been reported.

         Although we have not experienced any material disruption to our business to date, we cannot assure that if power interruptions or shortages occur in the future, they will not adversely affect our business.

OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE.

         The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

         o        our anticipated or actual operating results;

         o        announcements or introductions of new products;

         o        technological   innovations   or   setbacks   by  us  or   our
                  competitors;

         o        conditions  in  the  semiconductor   and  passive   components
                  markets;

         o        the commencement of litigation;

         o        changes  in  estimates  of  our   performance   by  securities
                  analysts;

         o        announcements of merger or acquisition transactions; and

         o        general economic and market conditions.

         In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of our common stock.

OUR SHAREHOLDERS RIGHTS PLAN, TOGETHER WITH ANTI-TAKEOVER PROVISION OF OUR ARTICLES OF INCORPORATION AND OF THE CALIFORNIA CORPORATIONS CODE, MAY DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.

         Our board of directors recently adopted a shareholders rights plan. In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future, including the preferred shares covered by our shareholder rights plan. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. California corporation law requires an affirmative vote of all classes of stock voting independently in order to approve a change in control. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. Further, our stockholders must give written notice delivered to our executive offices no less than 120 days before the one-year anniversary of the date our proxy statement was released to shareholders in connection with the previous year's annual meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action. The California corporation law also restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

THERE MAY BE A SUBSTANTIAL DISBURSEMENT OF SHARES FROM THE FORMER CHAIRMAN OF CALIFORNIA MICRO DEVICES CORPORATION THAT COULD NEGATIVELY IMPACT THE STOCK PRICE.

         The former chairman of California Micro Devices Corporation still controls approximately 1,700,000 shares of our stock. He has entered into a settlement agreement with the class of shareholders who sued him for securities fraud in 1994. Pursuant to that agreement, which has been preliminarily approved by the court, he will surrender 1,018,221 shares of our common stock, for distribution to the class. We do not know what effect disbursement of this amount of stock may have on the price of our stock nor when the shares will be disbursed, although to some extent our actions in appealing certain matters connected with the litigation has resulted in the shares not being disbursed to the class. Should our appeals be resolved by the courts, or should we choose to withdraw our appeals, then the distribution of the 1,018,221 shares would presumably occur shortly.

OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD RESULT IN SUBSTANTIAL LIABILITY TO US.

         We are subject to a variety of federal, state and local laws, rules and regulations relating to the protection of health and the environment. These include laws, rules and regulations governing the use, storage, discharge, release, treatment and disposal of hazardous chemicals during and after manufacturing, research and development and sales demonstrations, as well as the maintenance of healthy and environmentally sound conditions within our facilities. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, property damage, personal injury and fines or suspension or cessation of our operations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

ISSUANCE OF NEW LAWS OR ACCOUNTING REGULATIONS, OR RE-INTERPRETATION OF EXISTING LAWS OR REGULATIONS, COULD MATERIALLY IMPACT OUR BUSINESS OR STATED RESULTS.

         From time to time, the government, courts, and financial accounting boards issue new laws or accounting regulations, or modify or re-interpret existing ones. We cannot guarantee that there will not be future changes in laws, interpretations, or regulations that would affect our financial results or the way in which we present them. Additionally, changes in the laws or regulations could have adverse effects on hiring and many other aspects of our business that would affect our ability to compete, both nationally and internationally.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words expects, anticipates, estimates, plans, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. These are statements that relate to future periods and include statements as to expected net losses, expected cash flows and expenses, the adequacy of capital resources and growth in business and operations, our ability and projections to become profitable, expected revenue levels, our ability to reduce spending levels, and the sufficiency of our cash reserves to meet our capital requirements, market acceptance of our services, the development of new services, expected equity-based compensation charges and expected increases in personnel. Factors that could cause actual results to differ materially from those predicted, include but are not limited to, our ability to achieve future revenue levels, our ability to attract and retain customers and distribution partners for existing and new services, our ability to expand our infrastructure to meet the demand for our services, the success of our manufacturing outsourcing, our ability to control our expenses, our ability to recruit and retain qualified employees , the protection of our proprietary technology, the strength of competitive offerings and the prices being charged by those competitors, the impact of California's energy problems, the volatility of our stock price and the stock market in general and the risks set forth above under the caption "Risk Factors."

                           PROCEEDS FROM THE OFFERING

         We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         In November 2001, we entered into common stock purchase agreements with the selling stockholders pursuant to which we sold the shares covered by this prospectus. Under the agreements, we agreed to register the shares under the Securities Act for resale to the public and, subject to the terms of the agreements, to cause this registration statement to be kept effective until the earlier of (1) November 21, 2003, or (2) such time as all the shares offered by this prospectus have been sold.

         The following table sets forth information as of December 15, 2001 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                                  Shares Beneficially                     Shares Beneficially
                                                      Owned Prior                             Owned After
                                                     to Offering(1)         Number of          Offering(1)
                                                ------------------------  Shares Being   ------------------------
    Selling Stockholders                          Number    Percent (2)     Offered        Number     Percent (2)
---------------------------------------         ---------   -----------   ------------   -----------  -----------
Columbus Capital Partners, L.P.(3)              1,124,000        8.2         734,000        390,000        2.8
Columbus Capital Offshore Fund, Ltd.(3)           543,500        4.0         366,000        177,500        1.3
Kern Capital Management, LLC (4)                1,965,800       14.3         300,000      1,665,800       12.1
T. Rowe Price Associates, Inc. (5)                832,300        6.1         200,000        632,300        4.6
RS Smaller Company Growth Fund                    185,000        1.3         150,000         35,000          *
Ascend Offshore Fund, Ltd                            --          --          136,000           --           --
Ascend Partners, L.P.                                --          --           32,000           --           --
Ascend Patners Sapient, L.P.                         --          --           32,000           --           --
Donald L. Waite (6)                                75,750         *           25,000         50,750          *
Wade Meyercord (6)                                119,500         *            5,000        114,500          *
Daniel McCranie (6)                                33,124         *           10,000         23,124          *
Stephen M. Wurzburg (6)                            10,000         *           10,000           --           --
Needham & Company, Inc. (7)                        54,750         *           54,750           --           --

----------

*     Less than 1%.

(1)      Information  with  respect  to  beneficial   ownership  is  based  upon
         information obtained from the selling stockholders, Forms 13G filed with the SEC, and from our transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of our common stock receivable upon exercise of options that are currently exercisable or exercisable within 60 days of December 15, 2001 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on 13,716,611 shares of our common stock being outstanding both prior to and after the offering, with such number of shares being derived as the sum of the 11,614,100 shares of our common stock outstanding as of September 30, 2001, plus 47,761 option exercises and the 2,054,750 shares of our common stock sold in a private placement during early December, 2001.

(3) Columbus Capital Management LLC ("CCM") is the sole general partner of these limited partnerships and Matthew D. Ockner is the sole managing member of CCM. CCM and Mr. Ockner have both disclaimed beneficial ownership as to the 1,667,500 Company shares owned by these limited partnerships except to the extent of their respective pecuniary interests.

                                       15

(4) Robert E. Kern, Jr. and David G. Kern, Jr. are Principals and controlling members of Kern Capital Management, LLC, and both have disclaimed beneficial ownership of Company shares beneficially owned by Kern Capital Management, LLC.

(5) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund (which owns 700,000 shares, representing 5.10% of the shares outstanding), as to which T. Rowe Price Associates, Inc. ("T. Rowe Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(6) Includes shares subject to options exercisable within sixty (60) days of December 15, 2001. Donald L. Waite, Wade Meyercord, and Daniel McCranie are Directors of California Micro Devices Corporation, and Stephen M. Wurzburg is the Secretary of California Micro Devices Corporation.

(7) Includes shares subject to warrants exercisable within sixty (60) days of December 15, 2001.

         Because a selling stockholder may offer by this prospectus all or some part of the common stock which he, she, or it holds, no estimate can be given as of the date hereof as to the amount of common stock actually to be offered for sale by a selling stockholder or as to the amount of common stock that will be held by a selling stockholder upon the termination of such offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of CAMD in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions in which the broker solicits purchasers;

         o in connection with short sales, in which the shares are redelivered to close out short positions;

         o in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

         o        privately negotiated transactions; or

         o        in a combination of any of the above methods.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

         The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

         CAMD has agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

                                  LEGAL MATTERS

         Selected legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for CAMD by Pillsbury Winthrop LLP, Palo Alto, California. Selling stockholder Stephen M. Wurzburg is a member of Pillsbury Winthrop LLP.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual report on Form 10-K for the year ended March 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.20549

         Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to CAMD and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

         o our Annual Report on Form 10-K for the year ended March 31, 2001,

         o our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, and September 30, 2001, and

         o our current reports on Form 8-K filed with the Commission on August 14, 2001, September 26, 2001, November 5, 2001, and December 5, 2001.

         You may request a copy of these filings, at no cost, by writing, telephoning, or e-mailing us at the following addresses and number:

                                   Investor Relations
                                   California Micro Devices Corporation
                                   215 Topaz Street
                                   Milpitas, CA 95035-5430
                                   Telephone (408) 263-3214
                                   Email:  Kimk@calmicro.com


         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of CAMD common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.

                                                                     Amount
                                                                     ------
SEC registration fee..........................................       $2,215
Accounting fees and expenses..................................      $10,000
Legal fees and expenses.......................................      $15,000
Miscellaneous fees and expenses...............................       $2,785
                  Total.......................................      $30,000

Item 15. Indemnification of Directors and Officers

         Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Registrant's Articles of Incorporation and Bylaws provide for indemnification of Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code.

Item 16. Exhibits

         Exhibit
         Number            Description of Document
         ------            -----------------------

           5.1             Opinion of Pillsbury Winthrop LLP.

          23.1             Consent of Ernst & Young LLP, Independent Auditors.

          23.2 Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1).

          24.1             Power of Attorney (contained on page II-3).

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 28, 2001.

                                   CALIFORNIA MICRO DEVICES CORPORATION


                                   By         /s/ Robert V. Dickinson
                                      -----------------------------------------
                                                  Robert V. Dickinson
                                                Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert V. Dickinson and John E. Trewin, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     Name                                            Title                                Date
                     ----                                            -----                                ----
           /s/ Robert V. Dickinson               President, Chief Executive Officer (Principal      December 28, 2001
--------------------------------------------     Executive Officer) and Director
              Robert V. Dickinson


             /s/ John E. Trewin                  Vice President and Chief Financial Officer         December 28, 2001
--------------------------------------------     (Principal Financial and Accounting Officer)
                John E. Trewin


             /s/ Jeffrey C. Kalb                 Director                                           December 28, 2001
--------------------------------------------
                Jeffrey C. Kalb


           /s/ J. Daniel McCranie                Director                                           December 28, 2001
--------------------------------------------
              J. Daniel McCranie


             /s/ Wade Meyercord                  Director                                           December 28, 2001
--------------------------------------------
                Wade Meyercord


                     Name                                            Title                                Date
                     ----                                            -----                                ----
             /s/ John L. Sprague                 Director                                           December 28, 2001
--------------------------------------------
              Dr. John L. Sprague


             /s/ Donald L. Waite                 Director                                           December 28, 2001
--------------------------------------------

                Donald L. Waite


                                  EXHIBIT INDEX

Exhibit Number       Description of Document
--------------       -----------------------
     5.1             Opinion of Pillsbury Winthrop LLP.

    23.1             Consent of Ernst & Young LLP, Independent Auditors.

    23.2 Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1).

    24.1             Power of Attorney (contained on page II-3).